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                                                                   Exhibit 10.32


                        DISTRIBUTION AND SUPPLY AGREEMENT

         Distribution and Supply Agreement dated as of December 4, 1989, between Warner-Lambert Company, a Delaware corporation ("Warner-Lambert") and Fujisawa Pharmaceutical Company, a Delaware corporation ("Fujisawa").

                                   WITNESSETH

         WHEREAS, Warner-Lambert manufactures, distributes and sells the products, in finished form, set forth on Exhibit A hereto (the "Products").

         WHEREAS, Warner-Lambert desires to appoint Fujisawa the exclusive distributor of the Products in the Territory (hereinafter defined) and Fujisawa desires to accept such appointment all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, Warner-Lambert and Fujisawa hereby agree as follows:


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                              Terms and Conditions

          1. Purchase and Sale. Commencing March 1, 1990 or such other date as the parties may mutually agree upon (the "Effective Date"), and throughout the term of this Agreement, Warner-Lambert hereby appoints Fujisawa as the exclusive distributor of the Products in the United States, but excluding Puerto Rico and the other United States territories and possessions (the "Territory"). Under no circumstances shall Fujisawa distribute any Product outside of the Territory. Warner-Lambert shall supply, and Fujisawa shall purchase, all of Fujisawa's requirement for the Products for the term of this Agreement.
Promptly following the Effective Date, Warner-Lambert and Fujisawa shall jointly provide a communication to the trade and Warner-Lambert shall inform all potential purchasers of the Product which contact Warner-Lambert that Fujicawa is the exclusive distributor of the Products in the Territory.

          2.      Product Standards.

                  (a) Warner-Lambert shall use its best efforts to supply Fujisawa's requirements for the Products from one of Warner-Lambert's Food and Drug Administration approved facilities (currently expected to be Warner-Lambert's Rochester, Michigan facility). Fujisawa shall be treated at least as favorably as Warner-Lambert treats its own affiliates in assuring a supply of the Products. The Products shall be manufactured in accordance with the specifications and procedures attached as Exhibit B hereto (the "Specifications"). Warner-Lambert represents and




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warrants that the Specifications comply in all material respects with FDA rules and regulations. Subject to Section 2(c) hereof or as required by any appropriate governmental agency, such specifications shall remain the same throughout the term of this Agreement unless any change thereof is mutually agreed to in writing by both parties hereto and approved by the Federal Food and Drug Administration (the "FDA") and all other appropriate governmental agencies.

                  (b) Warner-Lambert shall be responsible for handling all complaints, inquiries and reports of adverse reactions relating to the Products, including the expense of investigation thereof. Warner-Lambert shall keep Fujisawa informed with respect to such matters and Fujisawa shall cooperate with Warner-Lambert with respect to the investigation and disposition of such matters. Fujisawa shall promptly notify Warner-Lambert of any adverse reaction, complaint or investigation promptly upon receipt of any of the foregoing and, in any event, no later than three (3) business days following such receipt.

                   (c) Fujisawa acknowledges that it has been informed of the matters described in Exhibit C hereto. In connection therewith, if it becomes appropriate at any time for Warner-Lambert to reformulate any of the Products, Warner-Lambert shall inform Fujisawa of the reformulation and furnish Fujisawa with the appropriate specifications for such reformulated product(s) and a base purchase price for such reformulated product(s). Warner-Lambert's decisions in such regard shall be binding upon Fujisawa and Fujisawa shall cooperate with



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Warner-Lambert with respect to such matters. Any reformulated Product shall be deemed a "Product" for purposes of this Agreement.

                  Fujisawa agrees that all communications with respect to the matter described in Exhibit C or any other regulatory matter with the FDA or any other governmental agency will be controlled by Warner-Lambert and Fujisawa shall cooperate with Warner-Lambert with respect to such matters and shall not make any contact relating to the Product with the FDA or any other governmental or regulatory agency without the prior written consent of Warner-Lambert.

         3. Purchase Price. Fujisawa's purchases of each Product shall be at (i) forty percent (40%) of Fujisawa'a catalog list price for each Product as of the date of the invoice relating to such Product, or (ii) forty percent (40%) of the sales price set forth on Exhibit A hereto, whichever is greater. Any applicable sales or other tax (except for tax on the income of Warner-Lambert) shall be added to such purchase price. Fujisawa shall provide Wamer-Lambert with thirty (30) days prior written notice of any change in the catalog list price for any of the Products.

                  Notwithstanding the foregoing, Fujisawa shall be entitled to request and purchase from Warner-Lambert amounts of the Elase 10 gram tube at
(i) thirty-two percent (32%) of Fujisawa's catalog list price or (ii) thirty-two percent (32%) of the sales price set forth on Exhibit A hereto, whichever is


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greater. Fujisawa acknowledges that such ordered amounts shall be marked on the tube and/or the package with words to the effect "Sample - Not for resale" and must be ordered in minimum lot sizes of 5,000 units. Forecasts for such Products shall be included in the forecasts as described in Section 5 hereof.

          4. Packaging and Labeling; Returns. At the Effective Date, the Products shall be packaged in the same manner as Warner-Lambert heretofore packaged the Products (an example of which has been seen and accepted by Fujisawa). Fujisawa shall furnish labeling specifications and any necessary artwork to Warner-Lambert and Warner-Lambert shall label the Products accordingly, provided that such specifications are reasonably satisfactory to Warner-Lambert and approved by the FDA. It is understood that the labeling specifications shall call for a statement such as "Manufactured by Parke-Davis for distribution by Fujisawa".

         Fujisawa shall purchase, for the purchase price referred to in Section 3 hereof, all of the finished goods inventory in the possession of Warner-Lambert as of the Effective Date and allow for the depletion of all existing labeling and packaging inventory; provided, however that Fujisawa shall not be required to purchase any more than a four months supply (based on sales for the corresponding months in the prior year plus l0%) of each Product and Fujisawa shall not be required to purchase any inventory with a shelf life of less than fifteen months as of the Effective Date.


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         Any Products which are returned to Fujisawa after the Effective Date shall be for the account of and handled by Fujisawa; provided, however, that for the first three (3) months following the Effective Date, if the value of returns (based on the catalog list price when such Products were sold) of the Products in the aggregate exceed $104,710, Warner-Lambert shall reimburse Fujisawa for the excess above $104,710 of unusable returned Products. Any returns received by Warner-Lambert after the Effective Date shall be handled by Warner-Lambert and Warner-Lambert shall be entitled to charge Fujisawa for the cost of such returns, except as set forth above.

         5. Forecasting. Four (4) months before the commencement of each calendar quarter, Fujisawa will give to Warner-Lambert (A) a forecast of Fujisawa's approximate twelve (12) months requirements of each Product commencing four (4} months after the date of such forecast and (B) a forecast of its requirements of each Product during the first quarter of said twelve (12) months period. The forecast referred to in (A) above shall represent Fujisawa's reasonable estimates of the quantity of each Product that Fujisawa will require for stock production and sales during the twelve (12) month period to which much forecast applies and the forecast referred to in (B) above shall be considered a firm order. Without the prior written consent of Warner-Lambert which shall not be unreasonably withheld, no firm order for any amount of units of any Product may exceed the most recent forecast for such quarter by more than fifteen percent (l5%) and no forecast for any quarter may exceed the forecast for the prior quarter by


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more than fifteen percent (15%). Notwithstanding the foregoing, it shall not be unreasonable for Warner-Lambert to withhold its consent if it believes increased orders for any Products are due to anticipated future Product price increases by Fujisawa.

         6. Title and Risk of Loss. Title and risk of loss to the Products shall remain with Warner-Lambert until delivery within the United States to a common carrier for shipment to Fujisawa to the destination specified in its firm order for such Products. Delivery to such common carrier shall constitute delivery to Fujisawa and Fujisawa shall bear all risk of loss, delay, damage in transit as well as all transportation expenses. Such Products shall not be shipped outside of the United States by Fujisawa for any purpose whatsoever.

                  Warner-Lambert shall invoice Fujisawa for the Products shipped pursuant to this Agreement and Fujisawa shall pay each invoice within thirty
(30) days of the date of such invoice or the delivery date, whichever is later.

                  In ordering and delivering the Products, Warner-Lambert and Fujisawa may use their standard forms, but nothing in such forms shall be construed to amend or modify the terms of this Agreement and in case of conflict herewith, the terms of this Agreement shall control.


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                  7. Advertising and Promotion.

                  (a) Fujisawa agrees that it shall use its best efforts to ensure that the Products shall be as actively promoted with the same intensity and frequency as Fujisawa would promote one of its own pharmaceutical products of equal gross profits. Fujisawa shall promote the Products by making medical details and sales representative calls and distributing suitable advertising and promotional materials. The Products shall be promoted at all times in accordance with the FDA regulations concerning advertising and promotional labeling. All advertising and promotional materials shall be submitted to Warner-Lambert for its prior review and approval which shall not be unreasonably withheld. Warner-Lambert shall inform Fujisawa of its rejection or approval of advertising and promotional material within thirty (30) days of receipt of such materials by Warner-Lambert. Fujisawa shall not use any materials which Warner-Lambert shall advise do not meet Warner-Lambert's approval and Fujisawa shall discontinue the use of any materials which Warner-Lambert may at any time advise do not meet Warner-Lambert's approval due to regulatory concerns.

                  (b) Any dispute or challenge to the promotion or advertising of any of the Products by the FDA, a competitor or otherwise shall be handled by Warner-Lambert (and Fujisawa shall promptly notify Warner-Lambert within twenty-four (24) hours of any each dispute or challenge to which it becomes aware) and all decisions made by Warner-Lambert relating thereto shall be binding on Fujisawa.


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                  8.       Warranty; Inspection. Warner-Lambert warrants that
each production lot of the Products delivered to Fujisawa under this Agreement shall, at the time of delivery, meet the Specifications, shall be in good, usable and merchantable condition reasonably fit for use if used in accordance with label directions and Shall not consist of or contain any product or article which, at the time of shipment, (A) is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "Act") or
(B) may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commence.

                  Fujisawa shall have a period of thirty (30) days from date of receipt of the Products to inspect and reject any shipment on the grounds that it does not comply with the foregoing. Fujisawa shall notify Warner-Lambert in writing of Fujisawa'a claims on account of quality of any Product or failure to meet Specifications within thirty (30) days of the receipt of each shipment. Fujisawa'a failure to notify Warner-Lambert within the stipulated thirty (30) day period will be deemed for purposes of this Agreement as acceptance by Fujisawa of such shipment. All Products which are defective hereunder shall be returned to Warner-Lambert at Warner-Lambert's expense and shall be replaced by Warner-Lambert at no charge to Fujisawa. The preceding sentence sets forth Fujisawa's sole remedy for nonconforming shipments, except as set forth in
Section 13(a) hereof. Warner-Lambert shall not be liable to Fujisawa for any damages, including but not limited to, direct, special,


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incidenta1 or consequential damages (including, without limitation, loss of business, profits, or goodwill), arising therefrom (whether in contract, tort, negligence or otherwise) or in connection with its performance under this Agreement. Any dispute between Warner-Lambert and Fujisawa as to whether or not any Product is defective shall, if not resolved by the good faith negotiations of Warner-Lambert and Fujisawa, be submitted for conclusive determination to a mutually acceptable independent testing laboratory, the fees of which shall be paid by Fujisawa if the applicable Product is determined to be not defective and by Warner-Lambert if such Product is determined to be defective.

         9.        Representations and Warranties.

                   (a) Fujisawa represents and warrants that it is duly incorporated in the State of Delaware and is licensed to do business in each State in which it is required to be so licensed as a result of its activities in such State and pursuant to this Agreement.

                   (b) Fujisawa acknowledges that Warner-Lambert has not made any representations or warranties of any kind, either express or implied, except as expressly set forth in this Agreement. FUJISAWA AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY WARNER-LAMBERT ARE IN LIEU OF, AND FUJISAWA HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE,


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INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE.

         10.       Further Covenants of Fujisawa.

                   (a) Fujisawa shall comply in all respects with all statutes, rules and regulations (including, without limitation, the "Prescription Drug Marketing Act of 1987") applicable to it in connection with the performance of its obligations under this Agreement and the distribution of the Products.

                   (b) Fujisawa shall not take any action or omit to take any action which might negatively affect the regulatory status of any of the Products.

                   (c) Fujisawa shall cooperate with Warner-Lambert in attempting to obtain all appropriate licenses and registrations in order that Fujisawa may distribute the Products pursuant to this Agreement, it being understood that all communications with the FDA and any other governmental or regulatory authority shall be made by Warner-Lambert.

                   (d) In the event that Fujisawa plans during the term of this Agreement to introduce in the Territory any product for topical use which may be directly competitive with any of the Products, Fujisawa shall inform and consult with Warner-Lambert reasonably in advance of such introduction and Fujisawa shall ensure that the sales of the Products shall not be jeopardized by the introduction of such product.


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                   (e) Fujisawa shall not submit for governmental approval,
promote or sell any line extensions to the Products without the prior written consent of Warner-Lambert.

                   (f) Fujisawa shall only use the trademark "Elase" on materials approved by Warner-Lambert. Fujisawa shall, at no time during the term of this Agreement, use any trademark confusingly similar to the trademark
"Ease" and, after the termination of this Agreement, Fujisawa shall not use the trademark Elase or any trademark confusingly similar therewith. Fujisawa shall not acquire any rights of ownership to the tradename "Elase" under this Agreement.

                   (g) Fujisawa shall not sell or distribute any of the Products to any third person if Fujisawa knows or has reason to believe that such third person will sell or distribute any of the Products outside of the Territory.

                   (h) Fujisawa shall continue to be licensed to do business in each State in which it is required to be so licensed during the term of this Agreement.

          11. Confidentiality. Warner-Lambert will at all times maintain as confidential any know-how or technical or financial information disclosed to Warner-Lambert by Fujisawa during the term of this Agreement. Fujisawa will at all times maintain as confidential any know-how or technical or financial information as disclosed to Fujisawa by Warner-Lambert during the term of


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this Agreement. However, no such know-how or technical or financial information shall be considered of a confidential nature if (A) it shall have been known to the party alleging nonconfidentiality prior to the date of this Agreement and that fact can be established from such party's records; or (B) it shall have been in the public domain other than by breach of the confidentiality contemplated by this Agreement; or (C) it is disclosed to the receiving party by a third party which is not in breach of any confidentiality obligation to the other party. The party asserting that any disclosed information is proprietary shall have the burden of establishing the proprietary nature of such information.

         12. Force Majeure. In the event that strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage, acts of government or governmental agencies or instrumentalities, or other contingencies beyond the control of Warner-Lambert, interfere with, or prevent, Warner-Lambert's production of the Products for Fujisawa hereunder, Warner-Lambert's obligation to carry out such production for Fujisawa shall be suspended until such time as such contingency or contingencies have terminated.

         13.      Indemnification

                  (a) Except as set forth in Section 13(b), Warner-Lambert will indemnify and hold Fujisawa harmless against any and all liability, damage, lose, cost or expense resulting from any third party claims made or suits brought against Warner-Lambert


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and/or Fujisawa which may be sustained or suffered by Fujisawa by virtue of the distribution and sale of the Products. Upon the filing of any such claim or suit, Fujisawa shall immediately notify Warner-Lambert thereof and shall permit Warner-Lambert to handle and control such claim or suit. The obligations set forth in this Section 13(a) shall survive the termination of this Agreement.

                   (b) Fujisawa will indemnify and hold Warner-Lambert harmless against any and all liability, damage, loss, cost or expense resulting from any third party claims made or suits brought against Fujisawa and/or Warner-Lambert which arise out of (A) the breach of any representation, warranty or covenant contained in this Agreement, (B) any violations of the Prescription Drug Marketing Act of 1987 as a result of the activities contemplated hereunder, or
(C) the negligence or willful misconduct of Fujisawa in the distribution and sale of the Products in the Territory. Upon the filing of any such claim or suit, Warner-Lambert shall immediately notify Fujisawa thereof and shall permit Fujisawa at its cost to handle and control such claim or suit, except with respect to any claims or suits which may impact the regulatory status of any of the Products, which claims or suits shall be handled and controlled by Warner-Lambert at Fujisawa's expense. The obligations set forth in this Section 13(b) shall survive the termination of this Agreement.

         14. Assignment. Fujisawa shall not be entitled to assign any of its rights or delegate any of its duties hereunder without


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the prior written consent of Warner-Lambert. Warner-Lambert may assign its rights or delegate its duties to any third person or entity without the consent of Fujisawa. Warner-Lambert shall give Fujisawa thirty (30) days prior written notice in the event it intends to assign any or all of its rights or delegate any or all of its duties as aforesaid.

          15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey (except for those provisions governing conflicts of law). Each party hereby irrevocably submits to the Jurisdiction of any court in the State of New Jersey to resolve any disputes arising out of or in any way relating to this Agreement.

          16. Term: Termination. This Agreement shall become effective as of the Effective Date, and shall remain in full force and effect for a period of five (5) years from such date. This Agreement shall be automatically renewed for additional periods of two (2) years unless Fujisawa or Warner-Lambert shall have given the other party written notice of termination at least one hundred eighty
(180) days prior to the then-relevant expiration date of this Agreement; provided, however, that Warner-Lambert may not terminate this Agreement as set forth above unless, in its reasonable opinion, Fujisawa failed to adequately support the Products during the prior two-year period.

                  Notwithstanding the foregoing, this Agreement may be terminated by Warner-Lambert effective as of September 1, 1992 or


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any date thereafter in the event that the option granted to Warner-Lambert under
Article II of the Option and License Agreement dated the date hereof, between Fujisawa and Warner-Lambert is not exercised. Warner-Lambert shall give
Fujisawa three (3) months notice of any such termination.

                  This Agreement may be terminated at any time by either party:

                   (A) Upon breach of this Agreement by the other party, on sixty (60) days' prior written notice to the breaching party, the notice to become effective at the end of such sixty (60) day period unless the breach is sooner cured by the breaching party;

                   (B) Upon bankruptcy or insolvency of the other party or placing of the business of such party in receivership.

                   Upon any expiration or termination of this Agreement, Warner-Lambert shall repurchase, at the price paid by Fujisawa to Warner-Lambert for such Products, any usable current (expiration date not to be more than one
(1) year from the date of such purchase) remaining inventory of the Products (shipping costs to be borne by Fujisawa). Any nonusable inventory (expiration date being less than one year from the date of purchase) shall be destroyed at Fujisawa's expense.

          17. Notices. Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified


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air mail, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party.

         If to Fujisawa:

                  Fujisawa Pharmaceutical Company
                  Suite 300
                  401 City Avenue
                  Balla Cynwyd, Pennsylvania 19004
                  Attention: Chairman of the Board

         If to Warner-Lambert:

                  Warner-Lambert Company
                  201 Tabor Road
                  Morris Plains, New Jeracy 07950
                  Attention: Vice President, Corporate Licensing and
                           Technology Transfer

         with a copy to:

                  Vice President and General Counsel

          18. Waiver. The failure on the part of Fujisawa or Warner-Lambert to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time thereafter.

          19. Independent Contractor. At all times during the term of this Agreement, and any renewals hereof, the parties shall be considered independent contractors, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this Agreement be deemed to establish a joint venture or partnership.


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          20.     Public Announcements. Warner-Lambert and Fujisawa shall
consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and neither of them shall issue any press release or make any public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by law.

          21. Integration. This Agreement contains all of the representations, warranties, covenants and agreements between the parties relating to the subject matter hereof. Any amendment to this Agreement must be in writing and signed by both parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             WARNER-LAMBERT COMPANY


                                             By:/s/
                                                --------------------------
                                                Title


FUJISAWA PHARMEUTICAL COMPANY


By:/s/
   -----------------------------------
    Title: